EXHIBIT 10.4
CORETRUST PURCHASING GROUP
PARTICIPATION AGREEMENT
     Participant Name: Allied Waste North America, Inc.
     Effective Date: July 1, 2006

TABLE OF CONTENTS

1. Definitions	1
2. Purchase of Products and Services	3
3. Term	4
4. CPG’s Responsibilities	4
5. Representations, Warranties and Covenants of Participant	5
6. CPG Disclaimer and Participant Release	7
7. GPO Fees and Rebates	8
8. Termination	8
9. Confidentiality	10
10. Attorneys’ Fees	10
11. Force Majeure	11
12. Notices	11
13. Assignment	11
14. Severability	12
15. Governing Law	12
16. Consent to Jurisdiction	12
17. Counterparts	12
18. Audit Rights	12
19. Waiver of Jury Trial	13
20. Rights Cumulative; Waiver	13
21. Headings	13
22. Amendments	14
23. Data	14
Exhibits A-E

PARTICIPATION AGREEMENT
     This Participation Agreement (together with all Exhibits, this “Agreement”), effective July 1, 2006 (the “Effective Date”), is between CoreTrust Purchasing Group, (“CPG”), a division of HealthTrust Purchasing Group, LP, a Delaware limited partnership (“HPG”), with their principal places of business located at 104 Continental Place, Suite 300, Brentwood, Tennessee 37027 and,

“Participant”:	Allied Waste North America, Inc.	Contact:	Tom Piersa, Vice President
Purchasing and Supply Chain Management
Phone #	480-627-2213	Fax #	480-627-2206
Address:	15880 N. Greenway-Hayden Loop	Email	tom.piersa@awin.com
Suite 100
	Scottsdale, AZ 85260	FEIN No.	860843596
for the purposes of permitting Participant and its Locations to obtain certain products and services under Vendor Contracts between CPG and Vendors. CPG and Participant are each sometimes referred to herein as a “party” and collectively, as the “parties”.
     WHEREAS, CPG is a “group purchasing organization” that maintains agreements with Vendors, pursuant to which CPG members may purchase certain products and services as described in more detail on its Internet website; and
     WHEREAS, Participant desires to participate in CPG’s group purchasing program, and to purchase certain products and services under Vendor Agreements in accordance with the terms and conditions thereof, subject to certain exceptions stated in this Agreement and listed in Exhibit A hereto.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:
1.	Definitions.

As used herein, the following terms have the following meanings:
(a)	“Access Agreement” has the meaning set forth in Exhibit E.

(b)	“Affiliate” means, with respect to a specified person or entity, any person or entity that directly or indirectly controls, is controlled by or is under common control with the specified person or entity. A person or entity shall be deemed to control another person or entity if such first person or entity has the power to direct or cause the direction of the management and policies of such other person or entity, whether through ownership of voting securities, by contract or otherwise.

(c)	“Blackstone” means, collectively, Blackstone GPO L.L.C. and its Affiliates.

(d)	“Calendar Quarter” means the three-month period commencing on the first day of each of January, April, July and October.

(e)	“Competitor GPO” means a group purchasing organization that maintains agreements with vendors pursuant to which members in such group purchasing organization can purchase products and services that are the same or comparable to the Products and Services.

(f)	“Compliance Level” means, subject to the provisions of Paragraph 5(d), with respect to purchases of Products and Services in all of the Committed Categories, taken as a whole, a dollar amount equal to at least eighty percent (80%) of the total dollar volume of Participant’s requirements of products and services comparable to Products and Services in the Committed Categories for the combined business operations of Participant and its Locations (excluding all small, disadvantaged and minority business purchases), taken as a whole.

(g)	“Committed Categories” means the specific lines of Products and Services listed under the heading of “Committed Categories” in Exhibit D hereto.

(h)	“Committed Vendor Contracts” means Vendor Contracts for Products and/or Services under Committed Categories.

(i)	“CPG Category” means either a Committed Category or a Non-committed Category, and “CPG Categories” means both Committed Categories and Non-committed Categories, as well as any other categories of products and services that CPG participants can obtain under CPG Vendor Agreements.

(j)	“GPO Affiliation Certificate” means a certificate in the form set forth as Exhibit C hereto.

(k)	“HPG” means, collectively, HealthTrust Purchasing Group, L.P. and its Affiliates.

(l)	“Location” or “Locations” means Participant Affiliates identified on Exhibit B hereto.

(m)	“Non-committed Categories” means the specific lines of Products and Services that are offered to CPG participants, including Participant, without any compliance or purchase obligations. A list of such Non-committed Categories and the associated Non-committed Vendor Contracts will be provided by CPG and listed on CPG’s proprietary website for its participants.

(n)	“Non-committed Vendor Contracts” means Vendor Contracts for Products and/or Services under Non-committed Categories.

(o)	“Participant” means the entity indicated in the preamble paragraph of this Agreement.

(p)	“Products and Services” means the equipment, products, supplies, and services available pursuant to the Vendor Contracts.

(q)	“Program” means the group-purchasing program conducted by CPG, pursuant to which Participant and the Locations are entitled to purchase Products and Services in accordance with this Agreement and the Vendor Contracts.

(r)	“Term” shall be defined as the period this Agreement is in effect, including the initial term and any renewal terms as provided in Section 3.

(s)	“Transition Period” has the meaning set forth in Paragraph 5(i).

(t)	“Vendor Contracts” means the purchasing agreements between Vendors and CPG for the purchase of Products and Services, which are available to CPG participants, under Committed Categories and Non-committed Categories.

(u)	“Vendor” or “Vendors” means the supplier of Products and Services under the Vendor Contracts.
2.	Purchase of Products and Services.
(a)	Subject to the terms and conditions set forth in this Agreement, Participant, on behalf of itself and its Locations, hereby designates CPG to act as its exclusive group purchasing organization for the Committed Categories, subject to any exceptions expressly stated in this Agreement or Exhibit A to this Agreement. Participant and its Locations are hereby granted access to the Committed Vendor Contracts, pursuant to which Participant and its Locations will purchase Products and Services available thereunder for use by Participant and Locations, in compliance with the terms of such Committed Vendor Contracts. Participant and its Locations are also granted access to the Non-committed Vendor Contracts for Participant and its Locations to purchase Products and Services available thereunder for use by Participant and Locations, on an optional basis in compliance with the terms of such Non-committed Vendor Contracts. Participant, on behalf of itself and its Locations, hereby authorizes CPG, as its agent for such purposes, to (i) negotiate the terms of and enter into Vendor Contracts, and to cancel or modify any Vendor Contracts as it deems necessary, advisable or appropriate; (ii) receive rebates from Vendors based on purchases by Participant and its Locations under Vendor Contracts, for payment by CPG to Participant, and (iii) subject to the terms of Section 9 hereof, to receive from Vendors, distributors, and e-commerce companies, data relating to purchases of Products and Services under Vendor Contracts by Participant and Locations.

(b)	Before any Locations are granted access to the Program, upon request by CPG, Participant shall provide a signed GPO Affiliation Certificate (a copy of which is attached hereto as Exhibit C) for itself and its Locations that are to participate in the Program, so that copies of such Certificate can be provided by CPG to Vendors to indicate such Location is a participant in CPG and is bound by the terms of this Agreement, and to further indicate the Committed Categories in which participation in CPG will initially take place. Participant shall provide CPG with an electronic file containing a list of all Locations along with additional relevant information for each Location in a format designated by CPG. Participant shall provide to CPG an updated electronic file of its Locations that are to participate in the Program on a periodic basis. Participant and CPG hereby agree that upon Participant’s provision of each updated electronic file or acceptable alternative listing of Locations, such will be deemed to be an amendment to Exhibit B to this Agreement as well as to the GPO Affiliation Certificate signed by Participant. Notwithstanding, CPG shall have the right to deny addition of any Location if such would result in Participant being in breach of any terms of this Agreement.

(c)	Participant and its Locations shall have the right to purchase Products and Services under any Vendor Contracts within the Committed Categories and Non-committed

Categories. Participant and its Locations shall also have the right to purchase products and services under any other Vendor Contracts CPG may have for CPG Categories that are not listed in Exhibit D and which are not Non-committed Categories, provided the Participant signs an amended or new GPO Affiliation Certificate for its Locations (if so requested by CPG), as well as an amendment to this Agreement to update the list of Committed Categories for Exhibit D.

(d)	Vendor Contracts in Non-committed Categories are available to Participant and Locations without any compliance or purchase obligations. Participant may place purchase orders for Products and Services available under any Vendor Contracts in Non-committed Categories and even after having done so, Participant will not be obligated to make any future purchases or meet any compliance levels for any Non-committed Categories.
3.	Term.

Subject to termination under Section 8 hereof, the term of this Agreement shall be for a period of five (5) years commencing on the Effective Date, with automatic renewals thereafter for terms of one (1) year each unless either party gives written notice of non-renewal of this Agreement at least ninety (90) days prior to the end of the initial term or any subsequent renewal term.

4.	CPG’s Responsibilities.
(a)	CPG shall deliver, or cause to be delivered, on a timely basis to Participant a brief summary of the Products and Services for Committed Vendor Contracts and Non-committed Vendor Contracts, including pricing, delivery, ordering requirements and other relevant contract terms to which Participant will be held accountable. Upon request by Participant, CPG shall provide Participant with access to Committed Vendor Contracts and Non-committed Vendor Contracts at CPG premises and any other information related to the purchase of Products and Services thereunder reasonably requested by Participant. CPG shall, on a timely basis, notify Participant of any changes thereto, of any termination of any of such Vendor Contracts, and of any additional Vendor Contracts that can be selected as Committed Vendor Contracts, as well as any additional Non-committed Vendor Contracts. CPG shall periodically provide this information directly to Participant and its Locations, or through a CPG website.

(b)	CPG shall provide information and documentation to assist Participant in its transition to and participation in the Program.

(c)	CPG shall notify each of the Vendors under the Committed Vendor Contracts that Participant and its Locations are participating in those Vendor Contracts.

(d)	CPG shall use its best efforts to negotiate terms with Vendors concerning the purchases of Products and Services that are beneficial to the Participant.

(e)	CPG shall use its best efforts to require that all Vendors agree in their respective Vendor Contracts that CPG participants purchasing under such contracts be third party beneficiaries under such Vendor Contracts.

5.	Representations, Warranties and Covenants of Participant.

Participant, for itself and each Location hereby covenants with CPG as follows:
(a)	Indemnity and Limitation of Liability. Participant and each Location shall indemnify and hold CPG, and the equity owners of CPG, and CPG’s respective Affiliates, agents, officers, directors and employees (the “Indemnitees”) harmless from and against Participant’s and/or each Location’s allocable share of any and all losses, liabilities, damages, costs and expenses (whatsoever, including, without limitation, reasonable attorneys’ fees,) that are awarded against or incurred after the date hereof by any of them (“Damages”) to the extent that the Damages relate to acts or omissions of Participant and/or any Location with respect to Products and Services obtained by Participant, including, without limitation, any claims resulting from a failure to pay for any Products and Services purchased by Participant and any Location. CPG agrees to provide Participant notice in the event it receives any claim for which Participant and Locations have indemnity obligations hereunder. Notwithstanding the foregoing,
(i)	in no event will Participant or any of its Affiliates, agents, officers, directors and employees be liable for any indirect, punitive, special, incidental or consequential damage in connection with or arising out of this Agreement (including loss of profits, use, data or other economic advantage), however it arises, whether for breach of this Agreement, or in tort, even if the Participant has been previously advised of the possibility of such damage; and

(ii)	Participant shall not be liable hereunder for any settlement made by any Indemnitee without Participant’s advance written approval or for any award from any action in which Participant was not granted the opportunity to control the defense.
(b)	Compliance with Contract Terms. Subject to CPG’s compliance with its obligations under Paragraph 4(a), Participant agrees to cause each of its Locations: (i) to comply with all terms of this Agreement as if such Location was a party hereto, (ii) to comply with all commercially reasonable terms of the Vendor Contracts, including without limitation, payment terms, own use requirements, arbitration of dispute requirements and compliance level requirements contained therein, and (iii) to execute the necessary acknowledgements or other legal documentation as reasonably requested by CPG or any particular Vendor in writing evidencing such Location’s agreement to comply with the terms of the relevant Vendor Contract, provided that any such acknowledgements or documents shall not be inconsistent with the Vendor Contract information provided by CPG pursuant to Paragraph 4(a) above and this Participation Agreement.

(c)	Exclusive GPO Relationship. Except as provided in Paragraph 5(f) below or as otherwise provided herein, during the term of this Agreement, neither Participant nor any of its Locations shall utilize, participate in or maintain membership in any other group purchasing organization, or other similar agreement or arrangement, for purchasing Products and Services within the selected Committed Categories and Non-committed Categories. Subject to any exceptions provided herein, the parties intend that this Agreement shall be the exclusive arrangement that Participant and its Locations utilize for the purchase through a group purchasing organization or similar entity of Products and Services and other products and services within a CPG Category.

Notwithstanding the foregoing, CPG acknowledges that Participant may enter into a group purchasing arrangement for the purchase of products or services that may be comparable to products or services under any vendor contracts with CPG that could qualify for the Non-committed Category, provided, that Participant agrees to provide CPG reasonable notice of its intent to enter into such a group purchasing arrangement, and Participant further agrees to provide CPG with the opportunity to demonstrate the benefits of participating in any such Non-committed Category under the Program rather than purchasing such products and/or services through such other group purchasing arrangement.

(d)	Meeting the Compliance Level. Except as provided in Paragraph 5(f) below, Participant and its Locations shall purchase Products and Services pursuant to the Vendor Contracts in (i) the twelve-month period commencing on the Effective Date and (ii) each twelve-month period commencing on the first day of each Calendar Quarter during the term of this Agreement, an amount of Products and Services under each of the Committed Categories equal to at least the Compliance Level, as applicable; provided, however, that if Participant or any of its Locations purchase any Products and Services under a Vendor Contract under any Committed Category that requires the purchase of (x) a higher percentage of the Products and Services than would otherwise be necessary for the Participant to comply with the Compliance Level, then Participant shall comply with such requirement for such Committed Vendor Contract(s); or (y) a lower percentage or no percentage of Products and Services, then CPG shall make appropriate downward adjustments to the Compliance Level applicable to Participant to reflect such lower or no Compliance Level under such Committed Vendor Contract. Adjustments shall also be made in cases where Participant purchases more than just its needs for a calendar quarter from a supplier (e.g., purchases of yearly needs in Q1 which result in no other purchases in Q2, Q3, or Q4). If Participant advises that it and/or certain of its Locations are unable to meet a Compliance Level applicable to any Vendor Contract, then CPG shall make a commercially reasonable effort to arrange for a Compliance Level with respect to purchases of Products and/or Services under such Vendor Contract that is mutually acceptable to CPG, Participant and the applicable Vendor. In the event that such mutually acceptable arrangement cannot be reached by the parties, appropriate adjustments shall be made by excluding such non-compliant Locations for which despite the commercially reasonable efforts of Participant such Locations cause Participant and all Locations as a whole to not meet the Compliance Level.

(e)	Notice of Compliance. At the written request of CPG, to the extent Participant is able to obtain such with reasonable efforts, within sixty (60) days after the last day of any Calendar Quarter, Participant shall deliver to CPG (i) a notice setting forth the percentage of purchases of Products and Services in all of the Committed Categories, taken as a whole, over the total dollar volume of Participant’s requirements of products and services comparable to Products and Services in the Committed Categories for the combined business operations of Participant and its Locations (excluding all small, disadvantaged and minority businesses purchases), taken as a whole and (ii) such additional information as CPG shall reasonably request to evidence compliance with any Compliance Level.

(f)	Exception for Conversion to Committed Vendor Contracts. In the event that

Participant’s existing vendor agreements set forth on Exhibit A hereto do not permit Participant and/or its Locations to comply with Paragraphs 5(c) and 5(d) hereof with respect to one or more particular Committed Vendor Contracts, Participant shall, and/or cause such Location(s) to, unless a consent by CPG is provided in Exhibit A, promptly transition such Location or Locations to the Committed Vendor Contracts in the Program supplying such comparable Products and Services upon the termination of such existing vendor agreements. In the event that Participant identifies on Exhibit A any existing group purchasing arrangement in which Participant purchases products and/or services comparable to Products and Services under any Vendor Contracts for any CPG Category, such relationship shall be an exception to Participant’s designation of CPG as its exclusive group purchasing organization with respect to Committed Categories and any Non-committed Categories selected by Participant, for the Term of this Agreement. Nothing in this Paragraph 5(f) shall be construed to require or encourage Participant or any of its Locations to improperly terminate or breach in any way any existing vendor agreement to which Participant or any of its Locations is a party.

(g)	Purchases are for own use. Participant covenants that all products purchased by it and Locations under the Vendor Contracts will be for use by Participant and/or Locations and not for resale or distribution to third parties other than as part of an end product sold to Participant’s customers.

(h)	Location divestiture. Any Locations divested by Participant or its Affiliate, or which no longer qualify as an Affiliate, shall be removed from participation under this Agreement at the conclusion of the Transition Period (defined below). Upon any divestiture of any of its Locations, Participant shall provide CPG with written notice thereof on the date such Location ceases to be an Affiliate of Participant (“Divestiture Date”), or thirty (30) days prior to the Divestiture Date if such divestiture is publicly known, whichever first occurs. Such divested Location shall have the right to continue to participate under this Agreement for the ninety (90) day transition period following the Divestiture Date (the “Transition Period”), unless otherwise agreed to by CPG and such Location.
6. CPG Disclaimer and Participant Release.
(a)	CPG DOES NOT MAKE, AND EXPRESSLY DISCLAIMS, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED, AS TO ANY PRODUCTS AND SERVICES SOLD BY ANY VENDOR; AND PARTICIPANT HEREBY EXPRESSLY RELEASES CPG AND ITS AFFILIATES FROM ANY AND ALL LIABILITY AND CLAIMS RELATING TO THE PRODUCTS AND SERVICES, AND ANY BREACH OR ALLEGED BREACH OF WARRANTY IN CONNECTION WITH THE PRODUCTS AND SERVICES.

(b)	In no event will CPG, HPG or any of their Affiliates, agents, officers, directors and employees be liable for any indirect, punitive, special, incidental or consequential damage in connection with or arising out of this Agreement (including loss of profits, use, data or other economic advantage), however it arises, whether for breach of this Agreement, or in tort, even if CPG or HPG has been previously advised of the possibility of such damage.

7.	GPO Fees and Rebates.
(a)	Participant acknowledges that CPG will receive payment of fees for administrative and other services provided by CPG from one or more Vendors based on Products and Services, purchased, licensed or leased by Participant pursuant to the Program. Participant also acknowledges that CPG will share a portion of such fees with Blackstone on the terms set forth in Exhibit E.

(b)	CPG agrees to pay to Participant any funds received from Vendors designated as Vendor rebates based on purchases of Products and Services by Participant.
8.	Termination.
(a)	CPG, as its sole and exclusive remedy, may terminate this Agreement on one hundred twenty (120) days prior written notice to Participant if (i) Participant and its Locations, taken as a whole, fail to maintain the Compliance Level for any two consecutive Calendar Quarters (provided, that, notwithstanding the right of CPG to terminate this Agreement under this clause (i), any such failure by Participant and its Locations to comply with this clause (i) shall not be considered a breach of this Agreement and CPG shall have no right to claim damages, equitable or other relief as a result of such failure), (ii) Participant and any Location fails to comply with the terms and conditions of any of the Vendor Contracts, or (iii) Participant or any Location otherwise breaches any provision of this Agreement, provided, however, that CPG may so terminate this Agreement in the event of failure by Participant and/or any Locations to comply with the foregoing clauses (i) or (ii), or a breach described in the foregoing clause (iii) only if CPG shall have given Participant written notice of the specifics of such failure or breach and Participant (or Location) shall not have cured such failure or breach or caused such failure or breach to be cured within fifteen (15) days after such notice.

(b)	CPG shall also have the right to terminate this Agreement in its entirety upon one hundred twenty (120) days prior written notice (i) upon the transfer, directly or indirectly, by sale, merger or otherwise, of substantially all of the assets of Participant or its ultimate parent or any permitted assignee to an independent third party if such independent third party is an Affiliate of, or a participant in a Competitor GPO; (ii) in the event that more than forty-nine percent (49%) of Participant’s capital stock or equity ownership, or the capital stock or equity ownership of its ultimate parent, or any such permitted assignee is transferred to an independent third party entity if such independent third party is an Affiliate of, or a participant in a Competitor GPO; (iii) upon Participant filing for protection under any bankruptcy laws or being the subject of any involuntary bankruptcy proceeding; or (iv) upon Participant and all Locations failing to make any purchases under any Vendor Contracts over any sixty (60) day period; provided, that CPG shall only have the right to terminate this Agreement pursuant to the foregoing clause (i) or (ii) of this Paragraph 8(b) for the thirty (30) day period commencing on the closing of the transfer of assets or capital stock or equity ownership, as applicable, described in such clauses (provided written notice of such closing is provided to CPG on or before the closing date). If Participant or any Location ceases to do business as a going concern, CPG shall have the right to terminate this Agreement effective fifteen (15) days after sending notice of termination to Participant and the Location.

(c)	CPG shall also have the right to terminate this Agreement with respect to any particular

Location, upon one hundred twenty (120) days prior written notice to Participant and such Location (i) upon the transfer, directly or indirectly, by sale, merger or otherwise, of substantially all of the assets of the Location to an independent third party if such independent third party is an Affiliate of, or a participant in a Competitor GPO; (ii) in the event that more than forty-nine percent (49%) of the Location’s capital stock or equity ownership is transferred to an independent third party entity if such independent third party is an Affiliate of, or a participant in a Competitor GPO; (iii) upon Location filing for protection under any bankruptcy laws or being the subject of any involuntary bankruptcy proceeding; or (iv) upon Location failing to make any purchases under any Vendor Contracts over any sixty (60) day period; provided, that CPG shall only have the right to terminate this Agreement pursuant to the foregoing clause (i) or (ii) of this Paragraph 8(c) for the thirty (30) day period commencing on the closing of the transfer of assets or capital stock or equity ownership, as applicable, described in such clauses (provided written notice of such closing is provided to CPG on or before the closing date). Subject to the foregoing, a Location shall be entitled to remain a CPG Participant provided it enters into its own participation agreement with CPG. If a Location ceases to do business as a going concern at the address (addresses) listed in Exhibit A to this Agreement, CPG shall have the right to terminate this Agreement with respect to such Location effective fifteen (15) days after sending notice of termination to Participant and the Location.

(d)	Participant shall have the right to terminate this Agreement upon thirty (30) days prior notice to CPG if CPG is in breach of a material provision of this Agreement (including, without limitation any provision in Section 4 hereof), and fails to cure such breach within the thirty (30) days of receipt of written notice specifying the breach of this Agreement. Errors in pricing or other information provided by CPG to Participant and Locations shall not be deemed to be a breach of this Agreement provided appropriate steps are taken by CPG to correct the error.

(e)	If (i) Participant provides CPG with written notice of a reasonable business justification for Participant to no longer be in a position to purchase Products and Services in any single Committed Category at any time (such as, but not limited to, pricing or other terms of Products and Services is not competitive; customer service from Vendor or CPG is not satisfactory; Participant enters into a major transaction and its management believes participation in CPG is no longer in Participant’s best interest following such major transaction; costs and/or time of administration of participation in CPG becomes uneconomical; participation in CPG materially and negatively impacts Participant’s corporate governance or compliance policies); and (ii) CPG, Participant and the Vendor (from which such Products and Services in such Committed Category are purchased) are unable to mutually agree on the terms of Participant’s continued participation in such Committed Category, then Participant shall have the right to terminate this Agreement ninety (90) days after the notice referred to in the foregoing clause (i). Participant acknowledges that any termination pursuant to this Section 8(e) shall completely terminate Participant’s participation in CPG, including its participation in all CPG Categories and any right to purchase Products and Services under any Vendor Contract.

(f)	If CPG or HPG shall file for protection under any bankruptcy laws or is the subject of any involuntary bankruptcy proceeding, Participant shall have the right to terminate this

Agreement upon thirty (30) days prior written notice provided such notice is given no later than ninety (90) days following Participant’s receipt of notice such filing. In such event, Participant have access to all CPG vendor contracts to allow facilitate transition during the thirty (30) day period.

(g)	If CPG terminates it’s Access Agreement with Blackstone other than for an uncured breach, Participant shall have the right to terminate this Agreement on thirty (30) days notice provided such notice is given within ninety (90) days following the later of either Participant’s receipt of notice of the date of termination of the Access Agreement or ninety (90) days following the date of termination of the Access Agreement.

(h)	In the event of a termination of this Agreement in accordance with the provisions herein, for any reason, by either CPG or Participant, the terminating party shall have no direct or indirect financial responsibility to the other party or such party’s equity owners or Affiliates, arising from the termination, either in the form of a termination fee, cancellation fee, or penalty, either liquidated or otherwise, or in the nature of lost profits or benefit of the Agreement.
9.	Confidentiality.

CPG and Participant (on behalf of itself and its Locations) hereby acknowledge that the terms and Exhibits of this Agreement, and all information, documents and instruments (including, without limitation, all information regarding (x) the pricing, rebates, customer lists, discounts, shipping terms and other terms and conditions of the Vendor Contracts or (y) the Participant’s purchasing of Products and Services in any CPG Category or otherwise) delivered or otherwise provided to Participant or CPG in connection with this Agreement, or any of their respective agents, directors, officers or employees, is confidential (hereinafter, “Confidential Information”). CPG and Participant (on behalf of itself and its Locations) agree that throughout the term of this Agreement and for a period of three (3) years thereafter it shall maintain all Confidential Information in strict confidence and shall not disclose such Confidential Information to any third parties (including competing vendors) but may disclose such Confidential Information, (i) on a “need to know” basis to its duly authorized officers, directors, representatives, consultants, accountants, attorneys and agents, and (ii) in respect of any legal, tax or regulatory obligation or requirement; provided, that, the foregoing shall not be construed to prohibit CPG from disclosing certain Confidential Information regarding Participant’s purchasing volume of Products and Services as permitted under Section 23. CPG shall have no right to use or publicly disclose the name of the Participant or any derivation thereof in any advertisement or promotion of CPG without the prior written consent of Participant. The foregoing shall not be construed to prevent CPG from disclosing to Vendors and others that Participant is a member of CPG without any confidentiality requirement attached. Participant acknowledges that Confidential Information related to Vendor Contracts, including pricing thereunder, is highly sensitive and confidential information, and the unauthorized disclosure or use of which may potentially be damaging to CPG and Vendors. This Agreement supersedes the Confidentiality Agreement between Participant and HPG covering the substance of this Participation Agreement, it being understood by the parties that the confidentiality provisions of this Agreement shall apply to any Confidential Information received from the other prior to the Effective Date.

10.	Attorneys’ Fees.

If either party commences legal action related to any claim or controversy between the parties for any matter arising out of this Agreement, the non-prevailing party shall pay all costs and reasonable attorneys’ fees incurred by the prevailing party in connection therewith.

11.	Force Majeure.

Neither party shall be liable to the other party for any delay or failure to perform its obligations hereunder if such delay or failure results from causes beyond its reasonable control. Such causes may include, without limitation, acts of God, fires or other catastrophes, telecommunications failures, equipment failures, power failures, labor disputes, strikes, delays in transportation, riots, war, governmental regulations, non-performance by suppliers and Vendors, or problems experienced by CPG’s computer software or hardware failures (an “Event of Force Majeure”). Each party shall give the other party prompt notice of any Event of Force Majeure that may cause delay or non-performance of its obligations hereunder.

12.	Notices.

All notices or other communications required or permitted under this Agreement shall be in writing and sent by registered or certified mail, postage prepaid, or by express delivery service, or delivered personally, by private courier or fax, and followed by such mailing. Notice shall be deemed to have been given upon receipt. Notices shall be addressed to each party as set forth below:
          CPG:
CoreTrust Purchasing Group
104 Continental Place, Suite 300
Brentwood, Tennessee 37027
Fax No. (615) 344-3161
Attn: Assistant Vice President, GPO Operations
          With a copy to:
Managing Counsel
CoreTrust Purchasing Group
104 Continental Place, Suite 300
Brentwood, TN 37027
          Participant: to the address provided in the preamble with a copy to:
Allied Waste Industries, Inc.
15880 N. Greenway-Hayden Loop
Suite 100
Scottsdale, Arizona 85260
Attn: General Counsel
13.	Assignment.

Except as otherwise indicated in this Agreement, neither party may assign this Agreement or any of its rights or duties set forth herein, without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed); no assignment in violation of the provisions of this Agreement, shall vest any rights in any purported assignee. Notwithstanding, CPG shall have the right to subcontract or outsource to third parties specific obligations of CPG hereunder provided that CPG shall remain obligated for performance of such obligations. None of a sale of all or substantially all of the assets or securities of Participant, the public offering and sale, or subsequent public trading, of all or a portion any class of equity securities of Participant or any Affiliate of Participant, shall constitute an assignment for the purposes of this Agreement. Either party may assign without consent from the other, their rights and obligations under this Agreement to a successor entity as part of an internal reorganization which results in being organized in a different legal entity or corporate form, whether through conversion, merger, or otherwise.

14.	Severability.

This Agreement shall be construed to be in accordance with any and all applicable federal and state laws and regulations. In the event there is a change in such laws and regulation, whether by statute, regulation, agency or judicial decision that has any material effect on the legality of any provision of this Agreement (“Affected Provision”) then the Affected Provision shall be deemed ineffective to the extent of such change in law or holding without invalidating the remaining provisions hereof or affecting the validity or enforceability of such Affected Provision in any other jurisdiction.

15.	Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee without regard to the conflict of laws and principles thereof.

16.	Consent to Jurisdiction and Venue.

Participant and CPG on a non-exclusive basis each hereby expressly (a) submits and consents to the non-exclusive jurisdiction and venue of the United States District Court for the Middle District of Tennessee with respect to any legal proceedings arising out of or relating to this Agreement; (b) waives any objection which it may have based upon lack of personal jurisdiction, improper venue or forum non conveniens; (c) agrees that all claims with respect to such legal proceedings may be heard and determined in any Tennessee State Court sitting in Nashville, Tennessee or the United States District Court for the Middle District of Tennessee.

17.	Counterparts.

This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to constitute an original, but which together shall constitute one and the same instrument.

18.	Audit Rights.

In the event CPG of reasonable evidence of the failure to meet the Compliance Level by Participant, CPG and Participant shall jointly review such evidence to assess its integrity and relevance. Participant may, at its election, provide CPG with additional evidence supporting its belief that it meets the Compliance Level or disputing the integrity or relevance of such claims of inaccuracy. Following such review and after further evaluation of the additional evidence from Participant, in the event CPG reasonably determines that substantial evidence exists to support the likelihood that Participant doesn’t meet the Compliance Level, CPG shall have the right, at its expense, to review and audit the books, records, and documents (whether in hardcopy, electronic or other form) of Participant to verify compliance with their obligations under this Agreement, the volumes of purchases of Products and Services under Vendor Contracts, and to obtain, upon written request, any data and information directly related to the purchases of Products and Services by the Participant and Locations pursuant to this Agreement, required for CPG to fulfill its responsibilities as a group purchasing organization. The audit shall be conducted only after reasonable notice and during normal business hours, and may be conducted by CPG’s employees or agents, or by a third party auditor, subject to mutually agreed to reasonable terms. This right of audit may be exercised no more than one (1) time per year by CPG.

19.	Waiver of Jury Trial.

PARTICIPANT AND CPG EACH HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT WHICH SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND, (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 19.

20.	Rights Cumulative; Waiver; Merger Clause.

Subject to the provisions in Section 8(a), all rights and remedies conferred under this Agreement or by any other instrument or law shall be cumulative and may be exercised singularly or concurrently. The failure by either party to enforce any term shall not be deemed to be a waiver of future enforcement of that or any other term of this Agreement. This Agreement, together with the exhibits thereto, as such exhibits may be modified or supplemented from time to time pursuant to the terms of this Agreement, sets forth the entire agreement and understanding of the parties hereto in respect of the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof. No party hereto has relied upon any oral or written statement, representation, warranty, covenant, condition, understanding or agreement made by any other party or any representative, agent or employee thereof, except for those expressly set forth in this Agreement or in the exhibits hereto.

21.	Headings.

The section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

22.	Amendments.

This Agreement may only be amended, modified, superseded or supplemented by a written instrument expressly amending, modifying, superseding, or supplementing this Agreement, executed and delivered by each of the parties hereto.

23.	Data.

CPG shall be the exclusive owner of the compilation of pricing data related to Vendor Products and Services. All purchasing transaction data (other than pricing data related to Vendor Products and Services) resulting from purchase of Vendor Products and Services by Participant shall be owned by Participant. Participant hereby authorizes CPG and Blackstone to have access to Participant’s purchasing transaction data, whether through Vendors, distributors, or any business-to-business e-commerce companies through which orders for Vendor Products and Services are placed by Participant. Participant further authorizes CPG to aggregate Participant purchasing transaction data with purchasing transaction data from other Participants of CPG for statistical analysis and other similar purposes, and to provide such aggregate data to third parties, provided, that, in connection with providing such aggregate data to third parties, in no event shall CPG identify or otherwise disclose specific data as being related to Participant.
IN WITNESS WHEREOF, each party hereto has duly executed, or has caused this Agreement to be duly executed, as of the date first above written.

CoreTrust Purchasing Group	Allied Waste North America, Inc.

a Division of HealthTrust Purchasing Group, LP

by CMS GP, LLC, its general partner

By:	By:

Name:	Name:	Thomas J. Piersa

Title:	Title:	Vice President, Procurement and Supply Chain Management
Date:	Date:

LIST OF EXHIBITS

Exhibit A	Product/Services Exclusion List

Exhibit B	Location List

Exhibit C	GPO Affiliation Certificate

Exhibit D	List of selected Committed Categories

Exhibit E	Terms of Fee Sharing Arrangement between CPG and Blackstone

EXHIBIT A
GPO Participation Agreement
GPO: CoreTrust Purchasing Group
Participant: Allied Waste North America, Inc.
Date of Participation Agreement: July 1, 2006
Product/Services Exclusion List
Participant currently has an agreement with Staples for office supplies which is scheduled to expire on March or 2008. Participant agrees to commence purchasing under the CPG Vendor Contract(s) for the office supplies category after this expiration date.
Participant currently has an agreement with Global Office Solutions for copiers which is scheduled to expire in February of 2008. Participant agrees to commence purchasing under the CPG Vendor Contract(s) for the copiers category after this expiration date.

EXHIBIT B
GPO Participation Agreement
GPO: CoreTrust Purchasing Group
Participant: Allied Waste North America, Inc.
Date of Participation Agreement: July 1, 2006
Location List
Included and provided herein as “Attachment A”, dated June 12, 2006 and consisting of nine (9) pages, file named, “CPG Site List_Allied Waste_Print Version.xls”.

EXHIBIT C
[Type on Location Letterhead]
GPO Affiliation Certificate
CoreTrust Purchasing Group
     ___(“Participant”) hereby confirms that it has entered into a group purchasing organization relationship with CoreTrust Purchasing Group (“CPG”), a division of HealthTrust Purchasing Group, pursuant to a written Participation Agreement having an effective date of ___. Under the terms of the Participation Agreement, Participant has agreed that it and each of its locations (“Locations”) listed in the Participation Agreement, as amended from time to time, will purchase products and/or services under CPG products and/or services categories designated in the Participation Agreement (a list of Locations and designated categories to be provided by CPG to applicable vendors). Vendors having contracts with CPG that fall within these categories are hereby instructed and authorized to remove Participant and each Location from any other GPO affiliations for products and/or services in the designated categories. CPG is hereby authorized to provide copies of this certificate to CPG Vendors and such Vendors shall be entitled to rely on the contents of this Certificate. This Certificate shall remain in effect until written notice signed by Participant or any Location is provided to Vendors.
     Participant and each Location will comply with all terms and conditions of Vendor Contracts in the designated categories, including without limitation payment terms, compliance levels, and arbitration or other dispute resolution provisions. Each Location recognizes that failure to comply with these obligations could result in termination of the Participation Agreement with respect to Participant or such Location.
     Participant acknowledges for itself and on behalf of the Locations, for the purposes of the Participation Agreement, (i) that CPG is acting as a group purchasing organization for which it will earn fees to be paid by the Vendors, and (ii) that, from time to time, it may receive rebates from Vendors either directly or through CPG.

[PARTICIPANT LEGAL ENTITY NAME]	GPOID: CPG Use Only

By:	Contact Name:

Name:	Mailing Address:

Title:	Phone:

Date:	Fax:

E-mail:

EXHIBIT D
GPO Participation Agreement
GPO: CoreTrust Purchasing Group
Participant: Allied Waste North America
Date of Participation Agreement: July 1, 2006
List of Committed Categories
Committed Categories:
1.	Desktop computers, laptops (only those used for truck diagnostics) and peripherals.

2.	Small Parcel shipment services (when made available by CPG)

3.	Rental cars (when made available by CPG)

CoreTrust Purchasing Group	Participant

a Division of HealthTrust Purchasing Group, LP

by CMS GP, LLC, its general partner

By:	By:

Name:	Name:	Thomas J. Piersa

Title:	Title:	Vice President, Procurement and Supply Chain Management
Date:	Date:

EXHIBIT E
Terms of Fee Sharing Arrangement between CPG and Blackstone
CPG and Blackstone shall enter into a GPO Access Agreement (the “Access Agreement”) pursuant to which Blackstone will receive a portion of the gross fees CPG and/or any affiliate receives from vendors (“GPO Fees”) in respect of purchases by the Participant under the Agreement, as set forth below. Distributions of amounts owed to Blackstone under the Access Agreement will occur periodically (but no less frequently than quarterly) based on actual GPO Fees received as a result of purchases by Portfolio Participants under CPG and/or any affiliate (non-clinical) vendor agreements. The Access Agreement shall have an initial term of five (5) years.
Blackstone’s fee for purchasing volume by the Participant and other participants in CPG that are or were Blackstone portfolio companies (collectively “Portfolio Participants”) under CPG and/or any affiliate (non-clinical) vendor agreements shall be equal to the sum of (i) fifty percent (50%) of the GPO Fees received in respect of purchasing volume under the CPG and/or any affiliate (non-clinical) vendor agreements by the Portfolio Participant for annual purchasing volume by Portfolio Participants up to Two Hundred Fifty Million Dollars ($250,000,000) and (ii) sixty percent (60%) of the GPO Fees received in respect of purchasing volume under the CPG and/or any affiliate (non-clinical) vendor agreements by Portfolio Participants for annual purchasing volume by Portfolio Participants in excess of Two Hundred Fifty Million Dollars ($250,000,000).
Blackstone’s fee for purchasing volume by participants in CPG that are not Blackstone portfolio companies but were previously identified and solicited by Blackstone for participation in CPG (“Blackstone Targets”) who become CPG Participants under CPG and/or any affiliate (non-clinical) vendor agreements shall be forty percent (40%) of the GPO Fees received in respect of purchasing volume under the CPG and/or any affiliate (non-clinical) vendor agreements by such Blackstone Targets.
Blackstone’s fee for purchasing volume by participants that are not Portfolio Participants or Blackstone Targets (“Non-Portfolio Participants” and together with Portfolio Participants and Blackstone Targets “Blackstone Participants”) under CPG and/or any affiliate (non-clinical) vendor agreements shall be a mutually agreed to percentage of the GPO Fees received in respect of purchasing volume under the CPG and/or any affiliate (non-clinical) vendor agreements by such Non-Portfolio Participants.
Blackstone shall not have any right to any GPO Fees related to purchases by GPO Participants that are not Blackstone Participants and shall only have a right to GPO Fees related to purchases by Non-Portfolio Participants, if applicable, as is set forth in a subsequent agreement between Blackstone and CPG.
Either CPG or Blackstone shall have the right to terminate the Access Agreement without cause on one hundred eighty (180) days prior written notice. CPG shall also have the right to terminate the Access Agreement on sixty (60) days prior notice given prior to July 31, 2006, if six (6) Portfolio Companies including Blackstone have not become Portfolio Participants. If termination is by CPG (other than for material, uncured breach by Blackstone) CPG shall continue to pay Blackstone the fees as set forth above in respect of Blackstone Participants after the effective date of termination. If termination is by Blackstone (other than for a material, uncured breach by CPG) Blackstone will forfeit the right to continue to receive fees as set forth above in respect of Blackstone Participants after the effective date of termination.